Exhibit 23.2

Certified Public Accountants & Consultants
A Professional Corporation
Michael J. Dugan	104 East Roosevelt Road	Karen M. Olson
Jerry L. Lopatka	Wheaton, Illinois 60187	Hugh E. Elliott
Mark F. Schultz	(630) 665-4440	Ron A. Marklund
Peter J. Zich	Fax (630) 665-5030
Leo M. Misdom	www.duganlopatka.com	Gwen S. Henry
e-mail: info@duganlopatka.com

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Post-Effective Amendment No. 4 of the Registration Statement on Form S-1 (File No. 333-176961) of our report dated February 23, 2016, relating to the financial statements of HA-International, LLC as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013 appearing in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DUGAN & LOPATKA

Wheaton, Illinois

May 6, 2016